FOURTH AMENDMENT TO THE
SECOND AMENDED AND RESTATED BYLAWS
OF
ALLIANCE DATA SYSTEMS CORPORATION

(Adopted by the Board of Directors effective as of December 10, 2009)

This Fourth Amendment to the Second Amended and Restated Bylaws of Alliance Data Systems Corporation, a Delaware corporation (the “Company”), as previously amended by the First Amendment, the Second Amendment and the Third Amendment to the Second Amended and Restated Bylaws of the Company (as so amended, the “Bylaws”), hereby amends the Bylaws in the following respects:

1. Each of Section 2.2 of Article II, Section 4.3 of Article IV, Section 7.3 of Article VII and Section 10.9 and Section 10.15 of Article X of the Bylaws is hereby amended by deleting any reference to the chairman of the board in the first sentence of each such section and inserting “the chief executive officer” in lieu of such reference in each such section.

2. A new Section 4.6 is hereby added to Article IV of the Bylaws, which shall read in its entirety as follows:

“The Board shall elect a chairman of the board from among the directors. The chairman of each meeting of the Board shall be the chairman of the board or, in the absence (or inability or refusal to act) of the chairman of the board, the chief executive officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the chief executive officer or if the chief executive officer is not a director, a chairman elected from the directors present. In the absence (or inability or refusal to act) of the chief executive officer, the chairman of the board shall preside when present at all meetings of the stockholders.”

3. Section 6.1 of Article VI is hereby amended by deleting the phrase “a chairman of the board,” in the first line of such section.

4. Section 6.1.1 of Article VI entitled “Chairman of the Board” is hereby deleted in its entirety.

5. Sections 6.1.2 and 6.1.3 of Article VI of the Bylaws are hereby (i) renumbered as Sections 6.1.1 and 6.1.2, respectively, and (ii) amended and restated in their entirety to read as follows:

Section 6.1.1 CHIEF EXECUTIVE OFFICER. The chief executive officer shall have general supervision of the affairs of the Company and general control of all of its business, subject to the ultimate authority of the Board, and shall see that all policies, orders and resolutions of the Board are carried into effect. The chief executive officer may execute bonds, mortgages and other contracts requiring a seal under the seal of the Company, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the Company. The chief executive officer shall preside when present at all meetings of the stockholders. In the absence (or inability or refusal to act) of the chairman of the board, the chief executive officer (if he or she shall be a director) shall preside when present at all meetings of the Board.

Section 6.1.2 PRESIDENT. The president shall be the chief operating officer of the Company and shall, subject to the authority of the chief executive officer and the Board, have general management and control of the day-to-day business operations of the Company. The president shall put into operation the business policies of the Company as determined by the chief executive officer and the Board and as communicated to the president by such officer or body. The president shall make recommendations to the chief executive officer on all matters that would normally be reserved for the final executive responsibility of the chief executive officer.

6. Sections 6.1.4, 6.1.5, 6.1.6, 6.1.7, 6.1.8 and 6.1.9 of Article VI are hereby renumbered as Sections 6.1.3, 6.1.4, 6.1.5, 6.1.6, 6.1.7 and 6.1.8, respectively.

7. Section 6.4 of Article VI is hereby amended by deleting the last sentence of such section.

8. Section 10.13 of Article X is hereby amended by inserting the phrase “the chief executive officer,” after “the chairman of the board,” and before “the president” in the second line of the first sentence of such section.